EXHIBIT 99.1

HEMISPHERE MEDIA TO ACQUIRE CONCESSION LICENSE FOR
COLOMBIAN NATIONAL BROADCASTER CANAL UNO

 In Partnership with Leading Colombian Content Producers RTI, CMI and NTC to Access One of Only Three National Broadcast Television Licenses in Colombia

Miami, FL - November 30, 2016- Hemisphere Media Group, Inc. (NASDAQ:HMTV) ("Hemisphere" or the "Company"), the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America, announced today that in partnership with leading Colombian content producers, Radio Television Interamericana S.A. (“RTI”), Compania de Medios de Informacion S.A.S (“CMI”) and NTC Nacional de Television y Communicaciones S.A. (“NTC”), it will acquire the concession license for Canal Uno in Colombia.  Canal Uno is one of only three national broadcast television licenses in Colombia. The cost of the concession is approximately $35 million payable in Colombian Pesos over a two-year period.   The partnership is expected to begin operating the network on May 1, 2017.

 “This is an exciting and rare opportunity to access one of Latin America’s largest economies and a very robust and attractive television advertising market,” said Alan Sokol, President and Chief Executive Officer of Hemisphere Media Group. “We have a proven track record of taking underperforming networks and making them best-in-class, including taking WAPA from #3 to #1 in Puerto Rico in only 2 years, and maintaining WAPA’s leadership position for 8 consecutive years.  By capitalizing on our proven expertise and unique content offering, Canal Uno’s national broadcast coverage, and the content, expertise and infrastructure of our partners, we are in an excellent position to strengthen Canal Uno’s offering and meaningfully grow its market share.  We are excited to bring Colombians a new and differentiated content offering, which we are confident they will find compelling.  We believe that this is a terrific use of capital and will translate into strong returns for our shareholders over the long-term.”

RTI, founded in 1967, is considered the first television production company in Colombia.  For over 40 years Patricio Wills has overseen RTI’s production activities, which has operations in Colombia, Venezuela, and Mexico.  RTI’s productions have won numerous awards and achieved top ratings all over the world, including blockbusters such as La Reina del Sur, Passion de Gavilanes, El Clon and Dona Barbara.

CMI, founded in 1991, is headed by Yamid Amat, one of the most renowned journalists in Colombia, and is one of the most respected news and information producers in Colombia.  Canal Uno’s operations will be based in CMI’s facilities in Bogota.

NTC, founded in 1977, is considered the leading independent news producer in Colombia. NTC is headed by Daniel Coronell, who also writes Aldo, a highly respected weekly editorial in Colombia.

Forward-Looking Statements

This press release may contain certain statements about Hemisphere that are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to Hemisphere's future financial and operating results (including growth and earnings), plans, objectives, expectations and intentions and other statements that are not historical facts. These statements are based on the current expectations of the management of Hemisphere and are subject to uncertainty and changes in circumstance, which may cause actual results to differ materially from those expressed or implied in such forward-looking statements. Without limitation, any statements preceded or followed by or that include the words "targets," "plans," "believes," "expects," "intends," "will," "likely," "may," "anticipates," "estimates," "projects," "should," "would," "expect," "positioned," "strategy," "future," or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. In addition, these statements are based on a number of assumptions that are subject to change. Factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements are discussed under the heading "Risk Factors" and "Forward-Looking Statements" in Hemisphere's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission ("SEC"), as they may be updated in any future reports filed with the SEC. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, Hemisphere's actual results, performance, or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Hemisphere undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.
About Hemisphere Media Group, Inc.

Hemisphere Media Group, Inc. (NASDAQ:HMTV) is the only publicly traded pure-play U.S. media company targeting the high growth Spanish-language television and cable networks business in the U.S. and Latin America. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin American cable networks, and the leading broadcast television network in

Puerto Rico. Hemisphere's networks consist of:
—	Cinelatino, the leading Spanish-language movie channel with over 17.5 million subscribers across the U.S., Latin America and Canada, including 4.6 million subscribers in the U.S. and 13.0 million subscribers in Latin America, featuring the largest selection of contemporary Spanish-language blockbusters and critically-acclaimed titles from Mexico, Latin America, Spain and the Caribbean.
—	WAPA, Puerto Rico's leading broadcast television network with the highest primetime and full day ratings in Puerto Rico. Founded in 1954, WAPA produces more than 75 hours per week of top-rated news and entertainment programming.
—
WAPA America, the leading cable network targeting Puerto Ricans and other Caribbean Hispanics living in the U.S., featuring the highly-rated news and entertainment programming produced by WAPA. WAPA America is distributed in the U.S. to 5.2 million subscribers.
Pasiones, dedicated to showcasing the most popular telenovelas and drama series, distributed in the U.S. and Latin America. Pasiones has 4.5 million subscribers in the U.S. and 11.1 million subscribers in Latin America.

•	Centroamerica TV, the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central America. Centroamerica TV is distributed in the U.S. to 4.1 million subscribers.
•	Television Dominicana, the leading network targeting Dominicans living in the U.S., featuring the most popular news, and entertainment programming from the Dominican Republic. Television Dominicana is distributed in the U.S. to 3.2 million subscribers.

Contact:

Sloane & Company
Erica Bartsch, 212-446-1875
ebartsch@sloanepr.com